Investor Contact:
MKR Group, LLC
Marie Dagresto, Todd Kehrli
818.556.3700
ir@mkr-group.com

SMALL WORLD KIDS PROVIDES PRELIMINARY YEAR-END RESULTS AND FISCAL 2005 REVENUE GUIDANCE

Company Expects 2004 Revenue Guidance in the Range of $29.5Million;
Provides Fiscal 2005 Revenue Guidance in the Range of $34Million

Culver City, Calif.--February 7, 2005—Small World Kids, Inc. (OTCBB: SWKD), a developer and provider of high quality children's products, today announced that for its fiscal year ended December 31, 2004 the company expects pro forma net sales to be approximately $29.5M. Pro forma net sales include the sales from the predecessor, Small World Toys, that was acquired by Small World Kids on May 20, 2004. This represents a 13% increase over the $25.9 million in net sales by the predecessor for 2003.

The Company also expects revenue for Fiscal 2005 to be approximately $34 million, exclusive of any potential acquisitions, which would represent a pro forma growth rate of 15% over 2004.

“We are pleased with the overall growth we experienced during 2004,” commented Debra Fine, Small World’s CEO. “As a management team we have accomplished an enormous amount in our short history with the Company. We have put in place a very strong management team, exceptional board of directors, as well as produced organic revenue growth of 13%. We have also acquired an award winning electronic learning product line, Neurosmith, which we believe adds further growth potential in Fiscal 2005. We continue to focus our efforts on growth, both organically and through acquisition, by expanding our distributions channels domestically and abroad, and by adding key product lines through acquisition.”

The Company expects to report its 2004 fiscal year end by the end of March.

About the Company
Small World Kids develops, manufactures, markets and distributes high- quality specialty toys and educational products for children. Its sales categories include infant, pre-school, early learning, imaginative and active play, represented by award- winning brand names Ryan's Room, Gertie Ball, IQ Baby, and Neurosmith. The company also holds rights in the U.S. for specialty channel distribution for many established, high profile brands, such as Little Tikes and Tolo. Its products are sold in over 3,000 locations -- including educational channels, retail chains, Internet sites, catalogues and specialty stores. See www.smallworldtoys.com for more information.

Forward Looking Statements
Statements in this press release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, and other statements that are not descriptions of historical facts may be forward-looking statements. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors which include but are not limited to risk factors inherent in doing business. Although the company's management believes that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The company has no obligation to update these forward-looking statements.